Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

June 25, 2015

among

CROWN MEDIA HOLDINGS, INC.,

as the Borrower,

The Lenders Party Hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

ROYAL BANK OF CANADA

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents

FIFTH THIRD BANK,

as Documentation Agent

WELLS FARGO SECURITIES, LLC

FIFTH THIRD BANK

RBC CAPITAL MARKETS(1)

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Bookrunners and Joint Lead Arrangers

(1)           RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

SCHEDULES:

Schedule 1.01A	–	Notice Requirements for Borrowings
Schedule 2.01	–	Commitments
Schedule 3.01	–	Subsidiaries
Schedule 3.06(a)	–	Litigation
Schedule 3.18(a)	–	Items of Product
Schedule 3.19	–	Fictitious Names
Schedule 5.11	–	Post-Closing Covenants
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Benefit Plans
Schedule 6.05	–	Investments

Schedule 6.07	–	Affiliate Transactions
Schedule 6.10	–	Restrictive Agreements

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Guaranty
Exhibit C-1	–	Form of Security Agreement
Exhibit C-2	–	Form of Perfection Certificate
Exhibit D-1	–	Form of Borrowing Request
Exhibit D-2	–	Form of Interest Election Request
Exhibit D-3	–	Form of Letter of Credit Issuance Request
Exhibit E-1	–	Form of U.S. Tax Compliance Certificate (Foreign Lenders not Partnerships)
Exhibit E-2	–	Form of U.S. Tax Compliance Certificate (Foreign Lenders Partnerships)
Exhibit E-3	–	Form of U.S. Tax Compliance Certificate (Foreign Participants not Partnerships)
Exhibit E-4	–	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)

CREDIT AGREEMENT dated as of June 25, 2015 (this “Agreement”) among CROWN MEDIA HOLDINGS, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Restricted Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Increased Commitments, Incremental Term Loans or Replacement Term Loans which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans or Replacement Term Loans and otherwise reasonably satisfactory to the Administrative Agent.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period (or any ABR Borrowing in which interest is determined pursuant to clause (c) of the definition of “Alternate Base Rate”), an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for the applicable Class of Loans for such Interest Period (after giving effect to any minimum rate set forth in the definition of LIBO Rate that is applicable to such Class of Loans) multiplied by (b) the Statutory Reserve Rate. Notwithstanding anything to the contrary set forth in the foregoing, to the extent the Adjusted LIBO Rate would be less than 0.00%, then the Adjusted LIBO Rate shall instead be 0.00%.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Arrangers, the Documentation Agent and the Syndication Agents.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate (after giving effect to any applicable minimum rate set forth therein) for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt (subject to any minimum rate specified in such definition), the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lender” has the meaning assigned to such term in Section 2.18(b).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures at that time), (b) with respect to the LC Exposure Aggregate Sublimit, a percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Issuing Banks and (c) with respect to the Term Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans of such Class and the denominator of which is the aggregate outstanding amount of the Term Loans of such Class.

“Applicable Rate” means a rate per annum equal to (i) until the first Business Day immediately following the date on which the first certificate pursuant to Section 5.01(c) is required to be delivered after the Effective Date, (a) in the case of Eurodollar Loans, 1.75%, (b) in the case of ABR Loans, 0.75% and (c) in the case of commitment fees payable pursuant to Section 2.11(a), 0.30% and (ii) thereafter, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.01(c):

Pricing	Consolidated			Commitment
Level	Leverage Ratio	ABR Loans	Eurodollar Loans	Fees
I	< 1.50 to 1.00	0.50%	1.50%	0.25%
II	> 1.50 to 1.00	0.75%	1.75%	0.30%
	but < 2.25 to
	1.00
III	> 2.25 to 1.00	1.00%	2.00%	0.35%
	but < 3.00 to
	1.00
IV	> 3.00 to 1.00	1.25%	2.25%	0.40%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate is required to be delivered pursuant to Section 5.01(c); provided that at the option of the Administrative Agent or the Required Lenders, the highest pricing level shall apply (x) as of the first Business Day after the date on which a certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Applicable Transaction Conditions” means, with respect to any transaction, on a Pro Forma Basis after giving effect to such transaction, (i) no Event of Default has occurred and is continuing, (ii) in the case of any Restricted Payment or incurrence of any Incremental Facility or Permitted Junior Lien Debt, no Default has occurred and is continuing, (iii) the Consolidated Leverage Ratio is not greater than 4.25:1.00, (iv) the Consolidated Secured Leverage Ratio is not greater than 2.75:1.00 and (v) in the case of any Restricted Payment or any Permitted Acquisition, the sum of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries plus (y) the excess of the aggregate amount of Revolving Commitments over the aggregate amount of Revolving Credit Exposures is not less than $25,000,000.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means Wells Fargo Securities, LLC, Fifth Third Bank, RBC Capital Markets and U.S. Bank National Association, in their capacities as joint lead arrangers and joint bookrunners for this Agreement.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clause (k) or (m) of Section 6.11 which yields Net Cash Proceeds to the Borrower or any of its Restricted Subsidiaries in excess of (i) $2,500,000 in the aggregate for any such Disposition or series of related Dispositions or (ii) $10,000,000 when aggregated with all other Dispositions pursuant to clause (k) or (m) of Section 6.11 following the Effective Date, exclusive of Dispositions described in clause (i) of this definition.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Augmenting Lender” has the meaning assigned to such term in Section 2.19.

“Auto-Renewal Letters of Credit” has the meaning assigned to such term in Section 2.05.

“Availability Period” means the period from and including the Effective Date until, but excluding, the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments in accordance with the provisions of this Agreement.

“Available Amount” shall mean, at any time (the “Reference Time”), an amount (which may be negative) equal to:

(a)           the sum, without duplication, of:

(i)            $50,000,000, plus

(ii)           with respect to each ECF Period for which the prepayment pursuant to Section 2.10(b)(i) has been made prior to the Reference Time, an amount (if positive) equal to the Excess Cash Flow for such ECF Period minus the ECF Percentage of such Excess Cash Flow, plus

(iii)          the amount of Net Cash Proceeds received by the Borrower (other than from a Subsidiary) from and including the Business Day immediately following the Effective Date through and including the Reference Time from contributions to its common equity or the issuance and sale of its Qualified Equity Interests, plus

(iv)          without duplication of any amount included in the calculation of Excess Cash Flow, the amount of any distribution in cash or Cash Equivalents received by the Borrower or any Restricted Subsidiary or received by the Borrower or any Restricted Subsidiary upon any Disposition, in each case, (i) in respect of any Investment made by such Person in reliance on Section 6.05(k) (not to exceed the original amount of such Investment or any amount that increased or refreshed any Investment “baskets” under this Agreement) or (ii) from any Unrestricted Subsidiary invested in pursuant to Section 6.05(k) in the form of a dividend or return on investment (not to exceed the original amount of Investment in such Unrestricted Subsidiary pursuant to Section 6.05(k) or any amount that increased or refreshed any Investment “baskets” under this Agreement), minus

(b)           the sum, without duplication, of:

(i)            the aggregate amount of Restricted Payments made pursuant to Sections 6.04(g) and (i) prior to the Reference Time; plus

(ii)           the aggregate amount of Investments made in reliance on Section 6.05(k) prior to the Reference Time; plus

(iii)          the aggregate amount of prepayments of Specified Indebtedness made in reliance on Section 6.06(a)(iii) prior to the Reference Time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality)

to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” each have corresponding meanings.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“board of directors” means:

(a)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)           with respect to a partnership, the board of directors of the general partner of the partnership if the general partner is a corporation, or the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function, if the general partner is a limited liability company;

(c)           with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and

(d)           with respect to any other Person, the individual or board or committee of such Person serving a management function similar to those described in clauses (a), (b) or (c) of this definition.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of a single Class made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Restricted Subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP that would appear on a balance sheet of such Person prepared as of such date.

“Cash Equivalents” means:

(a)           U.S. dollars;

(b)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000;

(d)           repurchase obligations for underlying securities of the types described in clauses (b), (c) and (h) of this definition entered into with any financial institution meeting the qualifications specified in clause (c) above and in U.S. dollars;

(e)           commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof, in U.S. dollars;

(f)            marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof and in U.S. dollars;

(g)           investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above;

(h)           readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an A rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i)            Investments with weighted average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A (or the equivalent thereof) or better by Moody’s and in each case in U.S. dollars; and

(j)            credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Borrower’s balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than U.S. dollars; provided that such amounts are converted into U.S. dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that was a Lender or an Affiliate of a Lender on the Effective Date or at the time it entered into an agreement with the Borrower or any Restricted Subsidiary with respect to Cash Management Obligations.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and (2) the Borrower’s or any Restricted Subsidiary’s participation in commercial (or purchasing) card programs at the Lender or any Affiliate of a Lender (“card obligations”).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any Property in excess of (i) $500,000 for any individual event or series of related events or (ii) $2,000,000 when aggregated with all events that are excluded as “Casualty Events” following the Effective Date as a result of clause (i) above.

“Change in Control” means the occurrence of any of the following:

(a)           the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person other than to any Guarantor or Permitted Holder;

(b)           the occurrence of any event, transaction or occurrence as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, or any successor provision (the “Exchange Act”)) (other than one or more Permitted Holders) is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock that (a) represents more than 35% of the voting power of the total outstanding Voting Stock of the Borrower and (b) represents a greater percentage of the voting power of the total outstanding Voting Stock of the Borrower than that then Beneficially Owned by the Permitted Holders;

(c)           the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower; or

(d)           Hallmark Cards or its wholly owned subsidiaries cease to (i) collectively beneficially own at least 51% of the voting Equity Interests or 35% of all of the Equity Interests of the Borrower or (ii) have the power to designate a majority of the board of directors of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning set forth in Section 9.14.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Incremental Term Loans, Replacement Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Security Agreement, any Mortgages and each other document executed and delivered by a Loan Party granting or purporting to grant a Lien on any of its property to secure payment of all or any part of the Obligations.

“Commitment” means a Revolving Commitment or a Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period and,

(1)           increased (to the extent any such amounts were deducted or excluded in computing Consolidated Net Income), without duplication, and not added back in the definition thereof by:

(a)           provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including payments made or amounts accrued pursuant to any tax-sharing agreement); plus

(b)           Consolidated Interest Expense of such Person for such period (including, if not otherwise included therein, (x) net losses on obligations under Swap Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities); plus

(c)           the total amount of depreciation and amortization expense (excluding capitalized film costs), including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and determined in accordance with GAAP; plus

(d)           any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, any Investment permitted under Section 6.05, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful) or an amendment or modification of any debt instrument, including

(i)            such fees, expenses or charges related to the Transactions, and

(ii)           any amendment or other modification of this Agreement; plus

(e)           any other non-cash charges, expenses or losses for such period (other than write downs or reserves related to inventory or accounts receivable), excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(f)            any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), solely to the extent that such Net Cash Proceeds are excluded from the calculation of the Available Amount; plus

(g)           cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(h)           net realized losses from obligations under Swap Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815, Derivatives and Hedging, and related pronouncements;

(2)           decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) any net realized income or gains from obligations under Swap Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815, Derivatives and Hedging, and related pronouncements, and

(3)           increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation.

“Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the consolidated net income (loss), of such Person and its Restricted Subsidiaries for such period, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)                                 any net after-tax effect of extraordinary, non-recurring or unusual gains or losses, costs, charges or expenses (including any such amounts relating to the Transactions), restructuring, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)                                 the cumulative effect of a change in accounting principles during such period shall be excluded,

(3)                                 any net after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)                                 any net after-tax effect of gains or losses (less all fees and expenses relating thereto) atributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(5)                                 the Consolidated Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period (without duplication of any amounts included in the calculation of the Available Amount),

(6)                                 the Consolidated Net Income (if positive) for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Consolidated Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)                                 effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such Person and its Restricted Subsidiaries’ consolidated financial statements, including adjustments to the inventory, property and equipment, software and other intangible assets (including favorable and unfavorable leases and contracts), deferred revenue and debt line items in such Person and its Restricted Subsidiaries’ consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded,

(8)                                 any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Obligations under any Swap Agreement or other derivative instruments shall be excluded,

(9)                                 any unrealized net gains and losses resulting from any obligations under Swap Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging, and related pronouncements shall be excluded,

(10)                          any unrealized net gains and losses resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any unrealized net gains or losses resulting from hedge agreements for currency exchange risk) shall be excluded; and

(11)                          any net income or loss included in the consolidated financial statements of such Person and its Restricted Subsidiaries as noncontrolling interests due to the application of Accounting Standards Codification Topic 810, Consolidation, shall be excluded.

In addition, any expense that reduced Consolidated Net Income for such period but was actually reimbursed during such period from business interruption insurance or under indemnification or other reimbursement agreements shall be excluded from Consolidated Net Income.

Notwithstanding the foregoing, for the purpose of the definition of determining Excess Cash Flow for the purposes of calculating the Available Amount, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.05(k), any repurchases and redemptions of Investments made pursuant to Section 6.05(k) made by the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Investments made pursuant to Section 6.05(k) made to the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary (to the extent the Investment in such Unrestricted Subsidiary was made pursuant to Section 6.05(k)), in each case only to the extent such amounts increase the Available Amount

“Consolidated Secured Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness as of such date, excluding any amount of Indebtedness included therein that is not secured by a Lien on any Property of the Borrower or any Restricted Subsidiary as of such date.

“Consolidated Secured Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Secured Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of the aggregate principal amount of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries outstanding as of such time of a type required to be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, excluding the current portion of any Funded Debt. There shall also be excluded from Consolidated Working Capital to the extent otherwise included therein (i) the current portion of current and deferred income tax assets and the current portion of current and deferred income taxes, (ii) all Indebtedness consisting of Loans and LC Exposure, (iii) the current portion of interest, (iv) the current portion of deferred revenue, (v) any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets and (vi) the purchase accounting effects of in process research and development expenses and adjustments to property, inventory and equipment, software and other intangible assets and deferred revenue and deferred expenses in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Contract Consideration” shall have the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with (i) any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or (ii) its funding obligations generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon any Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has (or such Lender’s direct or indirect parent entity has) become the subject of a Bankruptcy Event.

“Delayed Term Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Delayed Term Loan Lender” means, at any time, any Lender that has a Delayed Term Loan Commitment or a Delayed Term Loan at such time.

“Delayed Term Loan Commitment” means, as to each Delayed Term Loan Lender, its obligation to make a Delayed Term Loan pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Delayed Term Loan Lender’s name on Schedule 2.01 under the caption “Delayed Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Delayed Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Term Loan Commitments is $245,000,000.

“Delayed Term Loan Funding Date” shall have the meaning assigned to such term in Section 2.01(a).

“Delayed Draw Termination Date” means the earlier of (i) the date that is 45 days after the Effective Date and (ii) the date on which the Delayed Term Loan has been borrowed in accordance with Section 2.01(a).

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agent” means Fifth Third Bank, in its capacity as documentation agent for this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the Laws of the United States of America, any state thereof or the District of Columbia.

“ECF Percentage” means in respect of each ECF Period, 50%; provided that the ECF Percentage for any such ECF Period shall be (x) 25% if the Consolidated Leverage Ratio as of the last day of such ECF Period is equal to or less than 3.00 to 1.0 but greater than 2.00 to 1.0 and (y) 0% if the Consolidated Leverage Ratio as of the last day of such ECF Period is equal to or less than 2.00 to 1.0.

“ECF Period” means (i) the six months ending December 31, 2015 and (ii) each fiscal year of the Borrower thereafter.

“Effective Date” means June 25, 2015, the first Business Day on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the initial Loans are made hereunder.

“Effective Date Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Effective Date Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Effective Date Term Commitment is $80,000,000.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials on the environment or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower (excluding Disqualified Equity Interests), other than:

(1)                                 public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8; and

(2)           issuances to any Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the occurrence with respect to any Plan of a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan pursuant to Sections 4041(c) or 4042 of ERISA or any Multiem-ployer Plan pursuant to Section 4041A of ERISA; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan pursuant to Section 4042 of ERISA; (h) a failure by the Borrower or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any period, an amount equal to the excess, if any, of:

(a)           the sum, without duplication, of:

(i)            Consolidated Net Income of the Borrower for such period,

(ii)           an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii)          an amount equal to the aggregate net non-cash loss on Dispositions outside the ordinary course of business by the Borrower and the Restricted Subsidiaries during such period to the extent deducted in arriving at such Consolidated Net Income,

(iv)          decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions (in each case outside of the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting), and

(v)           cash payments under Swap Agreements during such period received by the Borrower and the Restricted Subsidiaries;

minus

(b)           the sum, without duplication, of:

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii)           an amount equal to the aggregate net non-cash gain on Dispositions outside the ordinary course of business by the Borrower and the Restricted Subsidiaries during such period to the extent included in arriving at such Consolidated Net Income,

(iii)          without duplication of amounts deducted in determining Excess Cash Flow in prior periods, the amount of Capital Expenditures made in cash during such period except to the extent that such Capital Expenditures were financed with the proceeds of any issuance or sale of Equity Interests or with the proceeds of any Indebtedness (other than Revolving Loans or Swingline Loans) of the Borrower or the Restricted Subsidiaries,

(iv)          the aggregate amount of all principal payments or prepayments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 2.09(b) and (C) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.10(b)(ii) to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other prepayments of Term Loans and (Y) all prepayments of Revolving Loans and Swingline Loans) together with any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent that such payments or prepayments were financed with the proceeds of any issuance or sale of Equity Interests of the Borrower or with the proceeds of any other Indebtedness of the Borrower or any Restricted Subsidiary (other than Revolving Loans or Swingline Loans),

(v)           increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions (in each case outside of the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi)          cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii)         without duplication of amounts deducted pursuant to clause (ix) immediately below in prior periods, the consolidated amount of Investments made during such period in cash pursuant to clause (b), (d)(ii), (h), (k) (other than in a Restricted Subsidiary), (l) or (p) of Section 6.05, except to the extent that such Investments were financed with the proceeds of any issuance or sale of Equity Interests of the Borrower or with the proceeds of any Indebtedness of the Borrower or the Restricted Subsidiaries (other than Revolving Loans or Swingline Loans),

(viii)        the amount (without duplication) of Restricted Payments by the Borrower made in cash during such period pursuant to clause (c), (e) and (h) of Section 6.04,

(ix)          cash expenditures by the Borrower and its Restricted Subsidiaries in respect of Swap Agreements during such period,

(x)           cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of the acquisition of film rights and film assets, and

(xi)          the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or Investments (other than in a Restricted Subsidiary) pursuant to Section 6.05(k) to be consummated or made during the fiscal year of the Borrower following the end of such period, provided that to the extent the aggregate cash consideration paid for such Permitted Acquisitions, Capital Expenditures or Investments (other than in a Restricted Subsidiary) pursuant to Section 6.05(k) during such fiscal year (other than amounts financed with the proceeds of any issuance or sale of Equity Interests of the Borrower or with the proceeds of any Indebtedness of the Borrower or its Restricted Subsidiaries (other than Revolving Loans or Swingline Loans)) is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such fiscal year.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net or overall gross income (or capital, net worth and similar Taxes imposed in lieu thereof) imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding Tax that is imposed pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 2.16(a), (d) any withholding Tax attributable to a Lender’s failure to comply with Section 2.16(e) (i.e., failure to deliver a form that it is legally entitled to deliver) and (e) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Exclusive Copyright License” means any license or agreement of any Loan Party (whether as licensor or licensee) providing for an exclusive license of a Copyright or copyrightable work. For the avoidance of doubt, Exclusive Copyright Licenses include all Filmed Entertainment Licenses.

“Existing Credit Agreement” means the Credit Agreement, dated as of July 14, 2011, among the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by that certain Amendment No. 1 dated March 29, 2013.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Filmed Entertainment Licenses” means all Exclusive Copyright Licenses pertaining to movies and prime-time series produced for or by a Loan Party.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or the applicable Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, and subject to the terms of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means (a) each Restricted Subsidiary that is party to the Guaranty on the Effective Date and (b) each Restricted Subsidiary that becomes a party to the Guaranty after the Effective Date pursuant to Section 5.09 or otherwise.

“Guaranty” means the guaranty, in substantially the form of Exhibit B, executed by each of the Guarantors.

“Hallmark Cards” means Hallmark Cards, Incorporated, a Missouri corporation.

“Hallmark Trademark License Agreement” means the Amended and Restated Trademark License Agreement, dated June 23, 2015, by and between Hallmark Licensing, LLC and Crown Media United States.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic”, or as a “pollutant” or a “contaminant”, pursuant to any Environmental Law.

“HCC” means H C Crown, LLC (f/k/a HC Crown Corp.), a Delaware limited liability company.

“Hedge Bank” means any Person that was a Lender or an Affiliate of a Lender on the Effective Date or at the time it entered into a Swap Agreement with the Borrower or any Restricted Subsidiary.

“Increased Commitments” has the meaning assigned to such term in Section 2.19.

“Increasing Lender” has the meaning assigned to such term in Section 2.19.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.19.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement, (k) all Attributable Indebtedness, and (l) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor; provided that “Indebtedness” shall not include current intercompany liabilities and advances incurred in the ordinary course of business. For purposes of clause (l), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Agreement.

“Indemnified Taxes” means all Taxes arising from or with respect to any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insolvency or Liquidation Proceeding” means:

(a)           any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party;

(b)           any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets;

(c)           any general composition of liabilities or similar arrangement relating to any Loan Party, whether or not under a court’s jurisdiction or supervision;

(d)           any liquidation, dissolution, reorganization or winding up of any Loan Party, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(e)           any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months, or any other period as may be agreed to by all applicable Lenders, thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of monetary obligations of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that “Investments” shall not include intercompany current liabilities and advances incurred in the ordinary course of business.

“Issuing Bank” means Wells Fargo Bank, National Association, Fifth Third Bank, Royal Bank of Canada (provided that Royal Bank of Canada shall not be required to issue any Letters of Credit other than standby Letters of Credit), U.S. Bank National Association and any other Lender that becomes an Issuing Bank in accordance with Section 2.05(j), in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.05(j).

“Latest Maturity Date” means, as of any date of determination, the latest of the Revolving Credit Maturity Date, the Term Loan Maturity Date and any maturity date of any then existing Incremental Facilities.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Letter of Credit Expiration Date” has the meaning assigned to such term in Section 2.05(d).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Exposure Aggregate Sublimit” means $15,000,000.

“LC Exposure Issuing Bank Sublimit” means, for each Issuing Bank, such Issuing Bank’s (or its designated Affiliate’s) Applicable Percentage of the LC Exposure Aggregate Sublimit.

“Lenders” means the Persons listed on Schedule 2.01 to this Agreement and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any such successor or substitute page), the “LIBO Rate” shall be determined by reference to such other publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Guaranty, the Collateral Documents and any promissory notes executed and delivered pursuant to Section 2.09(f) and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means, on any date, any real property owned by any Loan Party with a fair market value as of such date in excess of $5,000,000.

“Material Subsidiary” means any Restricted Subsidiary (or group of Restricted Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds to secure debt, security deeds, hypothecs and mortgages, if any, to be made by the Loan Parties covering property that is or was Material Real Property at the time the mortgage, deed of trust, trust deed, deed to secure debt, security deed or hypothec was granted in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent pursuant to Section 5.09(b)(C).

“Mortgaged Property” means each Material Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.09(b)(C).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale or any Casualty Event, an amount equal to (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Casualty

Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received (and any such amounts placed into escrow by the purchaser in connection with any such Asset Sale shall not be deemed to have been received by the Borrower unless and until such amounts are distributed to the Borrower) and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a prior Lien on the Property subject to such Asset Sale or Casualty Event and that is required to be repaid (and is repaid) in connection with such Asset Sale or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Asset Sale or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith and (D) the Borrower’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Asset Sale or Casualty Event; provided that “Net Cash Proceeds” shall include (i) when and as received, any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Asset Sale, (ii) an amount equal to any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (C) above at the time of such reversal and (iii) an amount equal to any estimated liabilities described in clause (D) above that have not been satisfied in cash within three hundred and sixty-five (365) days after such Asset Sale or Casualty Event; and (b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any issuance of Equity Interests by the Borrower, an amount equal to (i) the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Borrower and its Restricted Subsidiaries to any of the Lenders, their Affiliates and the Administrative Agent, individually or collectively (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured), arising or incurred under this Agreement or any of the other Loan Documents or any Secured Hedge Agreement (other than, with respect to any Guarantor that is not a Qualified Eligible Contract Participant Guarantor, Excluded Swap Obligations of such Guarantor) or Cash Management Obligation (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C-2.

“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that the following conditions are satisfied to the extent applicable:

(a)           each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall comply with the requirements of Section 5.09, within the times specified therein;

(b)           the aggregate amount of Investments (without duplication for any Investment made through a series of Investments) made by Loan Parties in Persons that are not required to become Loan Parties upon consummation of any such Investment, and do not become Loan Parties as a result of such Investment (except as otherwise permitted by Section 6.05) shall not exceed (together with Investments permitted by Section 6.05(c)(iii)) $5,000,000;

(c)           the acquired Property, business or Person is in a business permitted under Section 6.12;

(d)           (1) at the time of and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (2) the Applicable Transaction Conditions shall be satisfied, and satisfaction of such requirements shall be evidenced by a certificate from a Financial Officer of the Borrower delivered to the Administrative Agent containing a reasonably detailed calculation; and

(e)           the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than the date on which any such purchase or other acquisition is consummated, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (or within the time periods required by Section 5.09).

“Permitted Debt Securities” means any Indebtedness consisting of notes or loans under credit agreements, indentures other similar agreements or instruments incurred or Guaranteed by Loan Parties following the Effective Date; provided that (i) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the 91st day after the Latest Maturity Date, (ii) such Indebtedness is not secured by any assets of the Borrower or any of its Restricted Subsidiaries, (iii) such Indebtedness is not incurred or guaranteed by any Restricted Subsidiaries that are not Loan Parties, and (iv) the other terms and conditions relating to such debt securities or loans (other than interest rates and call protection) are not in the aggregate materially more restrictive than the terms of this Agreement (or, in the case of notes, the Senior Notes as in effect on the Effective Date) as determined in good faith by the Borrower.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that (i) are not yet due and payable or (ii) are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)           (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Restricted Subsidiary;

(d)           Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e)           Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 7.01(k);

(f)            easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary; and

(g)           any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Hallmark Cards and its subsidiaries.

“Permitted Junior Lien Debt” means Indebtedness of the Borrower in an aggregate principal amount of up to the greater of (x) $75,000,000 less the aggregate amount of Incremental Facilities established under the Dollar Incremental Basket and (y) such amount (assuming that any Increased Commitments are fully drawn) that would not result in the Consolidated Secured Leverage Ratio on a Pro Forma Basis exceeding 2.75:1.00; provided that (i) the Applicable Transaction Conditions shall be satisfied, (ii) such Indebtedness shall not be guaranteed by any Person other than the Guarantors and shall not be secured by any assets other than the Collateral, (iii) the Liens securing such Indebtedness shall be subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement containing lien subordination and other customary provisions, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent, (iv) the maturity date of any such indebtedness shall be no earlier than 91 days after the Latest Maturity Date, (v) the Weighted Average Life to Maturity of any such Indebtedness shall be no shorter than 91 days longer than the then Weighted Average Life to Maturity of the Term Loans and (vi) the mandatory prepayments, covenants and events of default shall be less restrictive, on customary terms, to the Borrower and its Subsidiaries than the covenants and events of default hereunder.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date that is 91 days after the Latest Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Physical Materials” shall have the meaning given to such term in the Security Agreement.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the one-year anniversary of the date on which such Permitted Acquisition is consummated.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Product” means any movie-of-the-week, episode of a television series, miniseries, motion picture, film, videotape or other program produced for television release or for release in any other medium, shown on network, free, cable, pay and/or other television medium (including without limitation first run syndication) in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed. The term “Product” shall include, without limitation, the scenario, screenplay or script upon which such item of Product is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of any of the Loan Parties, and all rights therein and thereto, of every kind and character.

“Pro Forma Adjustments” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Acquisition Period, adjustments to the Consolidated EBITDA that are (i) are consistent with Regulation S-X or (ii) cost savings or synergies that are factually supportable, reasonably identifiable and set forth in a certificate of a Financial Officer of the Borrower delivered to Administrative Agent and have been realized at the time of the pro forma calculation or are reasonably expected to be realized within twelve months following the consummation of the transaction to which such pro forma calculation relates, net of additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and its Restricted Subsidiaries and, in each case, which are expected to have a continuing impact on the consolidated financial results of the Borrower, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that (x) any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement and (y) the increase pursuant to clause (ii) shall not exceed 10% of Consolidated EBITDA before giving effect to such increase.

“Pro Forma Basis” means, with respect to compliance with any test covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustments shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower owned by the Borrower or any of its Restricted Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Eligible Contract Participant Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02.

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) increased from time to time pursuant to Section 2.19. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 hereto. The initial aggregate amount of the Lenders’ Revolving Commitments is $100,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding amount of such Lender’s Revolving Loans and its LC Exposure and, except for purposes of Section 2.11(a), Swingline Exposure at such time.

“Revolving Credit Maturity Date” means June 25, 2020.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.13.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Hedge Banks, the Cash Management Banks and any Affiliate of a Lender to which Obligations are owed, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“Security Agreement” means the Security Agreement, executed by the Loan Parties and substantially in the form of Exhibit C-1, together with each other security agreement supplement executed and delivered pursuant to Section 5.09.

“Senior Notes” means the Borrower’s 10.5% senior notes due 2019 outstanding on the Effective Date.

“series” means, with respect to any Incremental Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provisions and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“specified currency” has the meaning assigned to such term in Section 9.16.

“Specified Event of Default” means any Event of Default under clause (a), (b), (h) or (i) of Section 7.01.

“Specified Indebtedness” means (i) Permitted Debt Securities, (ii) Permitted Junior Lien Debt and (iii) any Permitted Refinancing Indebtedness of any Indebtedness referred to in clause (i) or (ii) of this definition.

“Specified Subsidiary” means each wholly owned Restricted Subsidiary other than (i) any Restricted Subsidiary that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 1% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and did not have consolidated total assets in excess of 1% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered on or prior to the Effective Date or pursuant to Section 5.01(a) or (b); provided that upon any Restricted Subsidiary newly meeting the requirements of clause (i) of this definition, the Borrower shall be deemed to have acquired a Specified Subsidiary at such time and shall cause such Subsidiary to comply with the applicable provisions of Section 5.09 or (ii) a “controlled foreign corporation” under Section 957 of the Code.

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (i) any Investment by the Borrower or any Restricted Subsidiary in any Person (including in connection with a Permitted Acquisition) other than a Person that was a wholly owned Restricted Subsidiary on the first day of such period involving consideration paid by the Borrower or any Restricted Subsidiary in excess of $2,500,000, (ii) any Asset Sale or Casualty Event, (iii) any incurrence or repayment of Indebtedness (in each case, other than Revolving Loans, Swingline Loans and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related Revolving Commitments or other revolving credit commitment) and (iv) any Restricted Payment involving consideration paid by the Borrower or any Restricted Subsidiary in excess of $1,000,000.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder, or any successor swingline lender hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Sublimit” means $5,000,000.

“Syndication Agents” means Royal Bank of Canada and U.S. Bank National Association, in their respective capacities as syndication agents for this Agreement.

“Tax Indemnitee” has the meaning assigned to such term in Section 2.16.

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments or withholdings and similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means a Delayed Term Loan Commitment or an Effective Date Term Commitment.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means an advance made by the Term Lenders to the Borrower under the Term Commitments or an Incremental Term Loan, as the context requires.

“Term Loan Maturity Date” means June 25, 2020.

“Test Period” means the period of four fiscal quarters of the Borrower ending on a specified date or, if not specified, the latest such period prior to the date of determination.

“Transactions” means, collectively, (a) the initial borrowings of Loans and the initial issuance (or deemed issuance) of Letters of Credit hereunder, (b) the repayment and termination or discharge of all Indebtedness outstanding, and the termination of commitments, under the Existing Credit Agreement, (c) the redemption (or earlier discharge and satisfaction) of the Senior Notes, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of fees and expenses incurred in connection with any of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in any applicable jurisdiction.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16.

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 on or subsequent to the Effective Date.

“Voting Stock” means, with respect to any Person, the Equity Interests of such Person that ordinarily has voting power for the election of directors of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

SECTION 1.02.        Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.        Terms Generally. Unless separate definitions are provided for the singular and plural forms of a specified term, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.        Accounting Terms; GAAP.

(a)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision has been amended in accordance herewith. In addition, notwithstanding any other provision contained herein, (i) the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Effective Date and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting

Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein.

(b)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement with respect to any Test Period, the Consolidated Leverage Ratio and Consolidated Secured Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

SECTION 1.05.        Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.06.        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

ARTICLE II

The Credits

SECTION 2.01.        Commitments.

(a)           The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender hereby agrees to make (i) a Term Loan to the Borrower on the Effective Date in Dollars in an amount equal to such Term Lender’s Effective Date Term Commitment and (ii) an additional one-time Term Loan (the “Delayed Term Loan”) to the Borrower on or before the Delayed Draw Termination Date (the “Delayed Term Loan Funding Date”), in Dollars in a principal amount equal to such Lender’s Delayed Term Loan Commitment. Term Loans repaid or prepaid may not be reborrowed.

(b)           The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the aggregate principal amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the aggregate principal amount of the total Revolving Credit Exposures exceeding the sum of the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.        Loans and Borrowings.

(a)           Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b)           Subject to Section 2.13, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Credit Maturity Date, or (ii) with respect to a Term Loan would end after the Term Loan Maturity Date.

SECTION 2.03.       Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in accordance with the procedures for Borrowings set forth on Schedule 1.01A. Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit D-1 and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing and the Class of Loans being borrowed;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then, in the case of a Revolving Borrowing, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding anything to the contrary in Schedule 1.01A, the notice of any Eurodollar Borrowing on the Effective Date may be

provided on shorter than three Business Days’ prior notice to the extent agreed by the Administrative Agent.

SECTION 2.04.       Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Loan Sublimit or (ii) the aggregate principal amount of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in accordance with the procedures for Swingline Loans set forth on Schedule 1.01A. The Administrative Agent will promptly advise the Swingline Lender of any notice of a request for a Swingline Loan Borrowing received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the relevant Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative

Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.          Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars for its own account or the account of any of its Restricted Subsidiaries (provided that, upon request of the Issuing Bank, the Borrower shall be a co-applicant with respect to any Letters of Credit issued for the account of any Restricted Subsidiary), in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. With respect to any Letter of Credit that, by its terms or the terms of any letter of credit application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent a notice in the form attached hereto as Exhibit D-3 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, which, in each case, must be received by the Administrative Agent and the Issuing Bank no later than 12:00 p.m. on the third Business Day prior to the proposed issuance, amendment, renewal or extension. The relevant Issuing Bank shall promptly notify the Administrative Agent of, and the Administrative Agent shall in turn promptly furnish to the Lenders notice of, any such issuance. If requested by the relevant Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that such letter of credit application shall not contain terms inconsistent with the terms of this Agreement and shall not impose any additional obligations, liabilities or Liens on any Loan Party during the term of this Agreement. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Exposure Aggregate Sublimit, (ii) the LC Exposure of any Issuing Bank shall not exceed its LC Exposure Issuing Bank Sublimit unless otherwise agreed to by such Issuing Bank and (iii) subject to Section 2.04, the aggregate principal amount of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c)           Auto-Renewal Letters of Credit. If the Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided, that any such Auto-Renewal Letter of Credit must permit the applicable Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period (or 364-day period, as applicable) to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, each Revolving Lender shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date, provided however, that a Letter of Credit may extend beyond the Letter of Credit Expiration Date if (i) such Letter of Credit is subject to “back to back” letter of credit arrangements reasonably satisfactory to the applicable Issuing Bank or (ii) the Borrower cash collateralizes such Letter of Credit for the benefit of the applicable Issuing Bank pursuant to arrangements and documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders).

(d)           Expiration Date. Each Letter of Credit shall, unless otherwise agreed by the relevant Issuing Bank, expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date (the “Letter of Credit Expiration Date”).

(e)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount from time to time available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)            Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars an amount equal to such LC Disbursement on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m. on the day of receipt or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that unless the Borrower elects otherwise, the Borrower shall be deemed, subject to the conditions to borrowing set forth herein, to have requested in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or, if such amount is less than $1,000,000, a Swingline Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each

Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)           Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the relevant Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of bad faith, gross negligence or willful misconduct on the part of the relevant Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)           Disbursement Procedures. The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the relevant Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in clause (e) of this Section).

(i)            Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j)            Replacement or Addition of Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. A Lender may become an additional Issuing Bank hereunder at any time by written agreement among the Borrower, the Administrative Agent and such Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(k)           Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the Dollar amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral for the benefit of the Issuing Bank(s) pursuant to this paragraph as and to the extent required by Section 2.20(a)(iii). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated

(but subject to the consent of the Required Revolving Lenders (or, if such cash collateral is required pursuant to Section 2.20(a)(iii), the Issuing Bank(s)), be applied to satisfy other obligations of the Borrower under the Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 2.20(a), such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or such collateral is no longer required pursuant to 2.20(a), as applicable.

SECTION 2.06.          Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Loan to be made on such date; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that (x) ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(g) shall be remitted by the Administrative Agent to the relevant Issuing Bank and (y) proceeds of Term Loans shall be made available to the Borrower on the Effective Date.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this Section 2.06(b) shall be deemed to relieve any Lender from its obligation to fund its Applicable Percentage of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.07.          Interest Elections.

(a)           Subject to Section 2.02(b), each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)           To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Interest Election Request in a form attached hereto as Exhibit D-2 or such other form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration; provided that if the Revolving Credit Maturity Date or the Term Loan Maturity Date is within one month of the Interest Election Request, the Borrower shall be deemed to have selected an ABR Borrowing for such Borrowing of Revolving Loans or Term Loans, respectively.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Eurodollar Borrowing with a one-month Interest Period, provided that if such Interest Election Request is within one-month of the Term Loan Maturity Date, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.          Termination and Reduction of Commitments.

(a)           The Term Commitments (other than the Delayed Term Loan Commitments) shall terminate on the Effective Date upon the borrowing of the Term Loans advanced on the Effective Date. Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Maturity Date. The Delayed Term Loan Commitments shall terminate at 5:00 p.m. on the Delayed Draw Termination Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of such Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate principal amount of the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.09.       Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to the Borrower on the Revolving Credit Maturity Date in Dollars and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least ten (10) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)           The Borrower promises to repay, on each date set forth in the following table, an aggregate principal amount of Term Loans (other than Incremental Term Loans) equal to the percentage set forth opposite such date of the aggregate principal amount of Term Loans made on the Effective Date and on the Delayed Term Loan Funding Date:

Date	Percentage
June 30, 2016	1.250%
September 30, 2016	1.250%
December 31, 2016	1.250%
March 31, 2017	1.250%
June 30, 2017	1.250%

Date	Percentage
September 30, 2017	1.250%
December 31, 2017	1.250%
March 31, 2018	1.250%
June 30, 2018	1.875%
September 30, 2018	1.875%
December 31, 2018	1.875%
March 31, 2019	1.875%
June 30, 2019	2.500%
September 30, 2019	2.500%
December 31, 2019	2.500%
March 31, 2020	2.500%
Term Loan Maturity Date	72.5% or remaining balance

(c)           The Borrower will repay Incremental Term Loans at the dates and in the amounts set forth in the Additional Credit Extension Amendment relating thereto.

(d)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)            The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)           Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10.       Prepayment of Loans.

(a)           Optional Prepayments. (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty, subject to Section 2.15 and prior notice in accordance with paragraph (a)(ii) of this Section.

(ii)             The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (x) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon three (3) Business Days before the date of prepayment, (y) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon on the date of prepayment or (z) in the case of prepayment of a Swingline Loan, not later than 12:00 noon on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied to repayments thereof required pursuant to Section 2.09(b) in the order selected by the Borrower. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(b)           Mandatory Prepayments. (i) No later than 95 days after the end of each ECF Period (an “ECF Deadline”), the Borrower shall pay to the Term Lenders an aggregate amount (which shall be applied in accordance with Section 2.10(b)(v)) equal to (A) the ECF Percentage of Excess Cash Flow, if positive, for such ECF Period minus (B) the sum of (x) all voluntary prepayments of Term Loans during such ECF Period (or following the end of such ECF Period if such voluntary prepayments are made prior to the ECF Deadline for such ECF Period; it being understood that the amount of any voluntary prepayments applied to reduce the mandatory prepayment required by this Section 2.10(b)(i) in respect of one ECF Period may not be applied to reduce such mandatory prepayment in a subsequent ECF Period) pursuant to Section 2.10(a) and (y) all voluntary repayments of Revolving Loans during such ECF Period (or following the end of such ECF Period if such voluntary repayments are made prior to the ECF Deadline for such ECF Period; it being understood that the amount of any voluntary repayments applied to reduce the mandatory prepayment required by this Section 2.10(b)(i) in respect of one ECF Period may not be applied to reduce such mandatory prepayment in a subsequent ECF Period) pursuant to Section 2.10(a), to the extent the Revolving Commitments are permanently reduced by the amount of such repayments, excluding, in all cases pursuant to this clause (B), any payments or prepayments funded with the proceeds of any issuance or sale of Equity Interests of the Borrower or with the proceeds of any other Indebtedness of the Borrower or any Restricted Subsidiary (other than Revolving Loans or Swingline Loans).

(ii)           (A) If the Borrower or any Restricted Subsidiary receives any Net Cash Proceeds from any Asset Sale or Casualty Event, the Borrower shall pay to the Term Lenders an amount equal to 100% of such Net Cash Proceeds (which shall be applied in accordance with Section 2.10(b)(v)) on or prior to the date that is ten (10) Business Days after the date of actual receipt by the Borrower of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(b)(ii)(A) with respect to such Net Cash Proceeds that the Borrower or any Restricted Subsidiary shall reinvest in accordance with Section 2.10(b)(ii)(B); provided, further, that the foregoing proviso shall not apply to any Asset Sale made in reliance on Section 6.11(m).

(B)          With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale or Casualty Event, the Borrower or any Restricted Subsidiary may, at its option, reinvest or commit to reinvest all or any portion of such Net Cash Proceeds in assets useful for the Borrower’s or a Restricted Subsidiary’s business within 12 months following receipt of such Net Cash Proceeds (and, in the case of such a commitment, the reinvestment contemplated thereby shall actually have been consummated on or prior to the date that is the later of (x) 12 months following receipt of such Net Cash Proceeds and (y) 180 days following the date of the making of such commitment); provided, further, that any such Net Cash Proceeds that are not so reinvested within such 12 month period (as such period may be extended as contemplated by the immediately preceding parenthetical phrase) shall be applied as set forth in Section 2.10(b)(ii)(A) within five (5) Business Days after the end of such period;

(iii)          If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Borrower shall pay to the Term Lenders an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary therefrom (which shall be applied in accordance with Section 2.10(b)(v)) on or prior to the date that is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv)          [reserved].

(v)           Each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied, first, in direct order of maturities, to the principal repayment installments of Term Loans due within the eight fiscal quarters following such prepayment, and second, on a pro rata basis to the remaining principal repayment installments of Term Loans; and unless otherwise provided herein, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in the outstanding Term Loans.

(vi)          Any prepayment of Term Loans pursuant to this Section 2.10(b) shall be accompanied by accrued interest and shall be subject to Section 2.15.

SECTION 2.11.       Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount by which the Revolving Commitment of such Lender exceeds the Revolving Credit Exposure of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion there-of attributable to unreimbursed LC Disbursements following the date of the applicable LC Disbursement) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the relevant Issuing Bank a fronting fee, which shall accrue at the rate agreed or to be agreed upon prior to issuance of any Letter of Credit by the relevant Issuing Bank between the Borrower and the relevant Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard and reasonable fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and Letter of Credit participation fees, to the relevant Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12.          Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate in effect from time to time plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Term Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate

shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.13.       Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders (or notice by telephone or telecopy or transmission by electronic communication, promptly confirmed in writing) in accordance with Section 9.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14.       Increased Costs.

(a)        If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition or Tax affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein (other than any Excluded Taxes, or any Indemnified Taxes or Other Taxes indemnified under Section 2.16);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or of maintaining its obligation to make any Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender or such Issuing Bank to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing

Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts, and the calculation of such amounts, necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.       Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.16.          Taxes.

(a)           Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if any Loan Party or other applicable withholding agent shall be required to deduct any Taxes from any such payments, then (i) the applicable withholding agent shall make such deductions and timely pay any such Taxes to the relevant Governmental Authority in accordance with applicable law, and (ii) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions for Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section 2.16) have been made, the Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net amount equal to the sum it would have received had no such deductions been required or made.

(b)           In addition, without duplication of Section 2.16(a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Loan Parties shall, jointly and severally, indemnify each Lender and the Administrative Agent (each, a “Tax Indemnitee”), within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or attributable to any payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and Other Taxes, payable by such Tax Indemnitee (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.16), and any reasonable expenses related thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, accompanied by supporting documentation setting forth in reasonable detail any calculations by which such determination was made by such Tax Indemnitee, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, and in any event within 30 days after any such payment, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.16(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the foregoing:

(1)              Each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)           Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time there-after upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)          two properly completed and duly signed original copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)          two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit E-1, E-2, E-3 and E-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable (or any successor forms),

(D)          to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN, Form W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(e) if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(E)           two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(3)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Code and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).

(f)            If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in connection with such refund (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           For the avoidance of doubt, the term “Lender,” for purposes of this Section 2.16, shall include any Swingline Lender and any Issuing Bank.

(h)           The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover Indemnified Taxes and Other Taxes that the Borrower reasonably asserts were improperly imposed if (i) in the reasonable judgment of the Administrative Agent or such Lender, as applicable, such cooperation shall not subject the Administrative Agent or such Lender, as applicable, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to the Administrative Agent or such Lender, as applicable, and (ii) based on advice of the Borrower’s (or applicable Loan Party’s) independent accountants or external legal counsel, there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Indemnified Taxes or Other Taxes; provided, however, that any such attempts shall be at the sole cost of the Borrower and the Borrower shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this Section 2.16(h). The Borrower shall have the right to dispute or challenge in a reasonable manner and only to the extent necessary to protect its rights under applicable law, and at its sole cost and expense, the imposition of Indemnified Taxes with the relevant Governmental Authority. In no event will this Section 2.16(h) relieve the Borrower of its obligation to pay additional amounts to the Administrative Agent or any Lender under this Section 2.16. Any refund obtained shall be repaid to the Borrower to the extent provided in Section 2.16(f).

SECTION 2.17.       Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in Dollars and

(ii) to the Administrative Agent at its offices referred to in Section 9.01 (or as otherwise directed by the Administrative Agent), except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due here-under, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant in accordance with the terms of this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e) or (f), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.      Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations here-under to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b)           If (i) any Lender requests compensation under Section 2.14, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) if any Lender becomes a Defaulting Lender, (iv) any Lender is unable to fund its portion of any Loan as a result of any applicable law or regulation prohibiting, (v) any order, judgment or decree of any Governmental Authority enjoining, prohibiting or restraining, any Lender from making any Loan requested by the Borrower or any Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased by the Borrower, or (vi) any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained (any Lender referred to in clauses (i), (ii), (iii), (iv), (v) or (vi), an “Applicable Lender”) , then the Borrower may, at its sole expense and effort, upon notice to such Applicable Lender and the Administrative Agent, require such Applicable Lender to assign and delegate (provided that the failure of any such Applicable Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender, which consent shall not be unreasonably withheld, to the extent required by Section 9.04, and (ii) such Applicable Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all fees and other amounts).

SECTION 2.19.          Expansion Option.

(a)           The Borrower may from time to time after the Effective Date elect to increase the Revolving Commitments (“Increased Commitments”) or increase the principal amount of any existing tranche of Term Loans or establish one or more tranches of term loans (each such increase or new tranche, an “Incremental Term Loan” and, together with any Increased Commitments, the “Incremental Facilities”), in each case in an aggregate amount of not less than $10,000,000 so long as, after giving effect thereto, the aggregate amount of all such Incremental Facilities does not exceed the greater of (x) $75,000,000 less the aggregate principal amount of Permitted Junior Lien Debt incurred after the Effective Date (excluding amounts incurred under clause (y) of the definition of “Permitted Junior Lien Debt”) (this clause (x), the “Dollar Incremental Basket”) and (y) such amount (assuming that any Increased Commitments are fully drawn) that would not result in the Consolidated Secured Leverage Ratio on a Pro Forma Basis exceeding 2.75 to 1.00. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender” and, together with any Increasing Lender, “Incremental Lenders”), to increase their existing Revolving Commitment, or to participate in such Incremental Term Loan; provided that each Incremental Lender shall be subject to the approval of the Borrower and the Administrative Agent (such consents not to be unreasonably withheld) and, in the case of an Increased Commitment, each Issuing Bank and Swingline Lender (such consents not to be unreasonably withheld). Without the consent of any Lenders other than the relevant Incremental Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Incremental Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments and no Incremental Term Loan shall be permitted under this paragraph unless on the proposed date of the effectiveness of such increase in the Revolving Commitments or borrowing of such Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.02 and the Applicable Transaction Conditions shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower. On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Incremental Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by Incremental Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans owing to each Lender with a Revolving Commitment is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.19) of all then outstanding Revolving Loans. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. The terms of any Incremental Term Loans shall be as set forth in the amendment to this Agreement providing for such Incremental Term Loans; provided that (i) the final maturity date of any Incremental Term Loans shall be (A) no earlier than the Term Loan Maturity Date and (B) no later than the then scheduled expiration of the Hallmark Trademark License Agreement, (ii) the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans, (iii) Incremental Term Loans shall not participate on a greater than pro rata basis with the Term Loans in any optional or mandatory prepayment hereunder, (iv) the provisions with respect to payment of interest, original issue discount and upfront fees shall be as agreed between the Borrower and the applicable Incremental Lenders and (v) all other terms applicable to such Incremental Term Loans (other than provisions specified in clauses (i) through (iv) immediately above) shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clause (i), (ii) or (iv) immediately above), they shall be reasonably satisfactory to the Administrative Agent; it being understood that such documentation may add (x) a covenant for the benefit of only the Lenders of the Incremental Term Loans that is effective after the Term Loan Maturity Date or for the benefit of all Lenders and (y) in the case of an Incremental Facility that is marketed to institutional term loan lenders, a customary “most favored nation” pricing provision for the benefit of only such Incremental Facility. Any Increased Commitments shall be on the same terms and conditions as the existing Revolving Commitments except that the Borrower may pay upfront fees to the Lenders of Increased Commitments.

(b)           This Section 2.19 shall override any provisions in Section 9.02 to the contrary.

SECTION 2.20.            Defaulting Lenders.

(a)           Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)            fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(ii)             the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02), and the voting rights of Defaulting Lenders shall be limited as specifically provided in Section 9.02(b);

(iii)             if the Defaulting Lender is a Revolving Lender and any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(1)           so long as no Event of Default has occurred and is continuing as to which the Administrative Agent has received written notice from the Borrower or a Revolving Lender at the time of any such reallocation, the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (disregarding for this purpose the Revolving Commitments of any Defaulting Lenders for all purposes of such calculation) but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(2)           if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay the Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;

(3)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (2) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(4)           if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (1) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(5)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(iv)          so long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(a)(iii), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(a)(iii)(1) (and such Defaulting Lender shall not participate therein); and

(v)           the Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.17 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

(b)           If (i) a Bankruptcy Event with respect to a parent entity of any Revolving Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such

Revolving Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(c)           If the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Revolving Lender that is a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold Revolving Loans in accordance with its Applicable Percentage (whereupon such Revolving Lender shall cease to be a Defaulting Lender).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as of the Effective Date and (except as to representations and warranties made as of a certain date) as of each date representations and warranties are deemed to be made under Section 4.02 of this Agreement that:

SECTION 3.01.        Organization; Powers; Subsidiaries. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary on the Effective Date, if such Subsidiary is a Restricted Subsidiary, an Unrestricted Subsidiary or a Specified Subsidiary, the jurisdiction of its incorporation or organization, the percentage of issued and outstanding shares of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries. All of the outstanding Equity Interests, to the extent owned by the Borrower or any Restricted Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all Equity Interests indicated on Schedule 3.01 as owned by the Borrower or another Restricted Subsidiary were owned, beneficially and of record, by the Borrower or any Restricted Subsidiary on the Effective Date free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Effective Date, there were no outstanding commitments or other obligations of the Borrower or any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any Equity Interests of any Subsidiary, except as disclosed on Schedule 3.01.

SECTION 3.02.        Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, equityholder action on the part of such Loan Party and its equityholders. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.        Governmental Approvals; No Conflicts. The execution and delivery by each Loan Party of, and the performance by each Loan Party of its obligations under, each Loan Document to which it is a party, extensions of credit hereunder, and the use of proceeds of the extensions of credit hereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (ii) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents and Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04.        Financial Statements; Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of the Borrower as of and for the years ended December 31, 2014 and December 31, 2013 reported on by KPMG LLP, independent public accountants, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP.

(b)           Since December 31, 2014, no event, circumstance or condition has occurred or exists that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.        Title to Real Property. Each Loan Party has title to, or valid leasehold interests in, all its material real and personal Property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties owned by the Borrower or any Restricted Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.06.        Litigation and Environmental Matters.

(a)           Except as disclosed on Schedule 3.06(a) hereto, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries as to which there is a reasonable possibility of determination adverse to the Borrower or such Subsidiaries and that, if determined adversely, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii)

has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.        Compliance with Laws and Agreements. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.        Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09.        Taxes. The Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed (taking into account extensions) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon them or their Properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings that stay the enforcement of the tax in question and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to make such filing or payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, proposed or, to the Borrower’s knowledge any pending, Tax assessment, deficiency or other claim against the Borrower or any of its Restricted Subsidiaries except (i) those being actively contested by the Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10.        Solvency. As of the Effective Date and after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 3.11.        Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower and its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.        Disclosure. None of the reports, financial statements, certificates or other written information (excluding any financial projections) furnished by the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder, when taken as a whole, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.13.        Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

SECTION 3.14.        Security Interests. The provisions of each Collateral Document are (or, at the time delivered, will be) effective to create legal and valid Liens on all the Collateral in respect of which and to the extent that such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements, the proper filing of Mortgages with respect to Material Real Properties, the proper filing of all recordings with the United States Patent and Trademark Office and the United States Copyright Office and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties to the extent required by the Collateral Documents, in each case, subject to no other Liens other than Permitted Liens.

SECTION 3.15.        USA PATRIOT Act, Etc.

(a)           The Borrower and each of its Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           The Borrower, its Subsidiaries, their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case, in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions. The Borrower will not, directly or indirectly, use the proceeds of any Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person.

SECTION 3.16.        ERISA. Except for those that would not, individually or in the aggregate, have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

SECTION 3.17.        No Default. No Default has occurred and is continuing or would result from any credit extension under this Agreement or from the application of the proceeds therefrom.

SECTION 3.18.        Copyrights, Trademarks and Other Rights.

(a)           The items of Product listed on Schedule 3.18(a) hereto comprise all of the Product in which any Loan Party has any ownership right, title or interest (either directly, through a joint venture or partnership or license or otherwise) as of the Effective Date. The existing U.S. copyright registration number (or if not yet obtained, the registration status) for each of the items of Product set forth on Schedule 3.18(a) for which any Loan Party owns the underlying copyright or an interest in copyright are as set forth on Schedule 3.18(a). Schedule 3.18(a) also identifies the location of the Physical Materials related to each item of Product owned by any Loan Party or to which any Loan Party has rights of access as of the Effective Date. To each Loan Party’s knowledge, all items of Product and all component parts thereof do not and will not (i) violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, several, care, contract, property or copyright right or any other right of any Person, in any material respect or (ii) contain any libelous or slanderous material. There is no claim, suit, action or proceeding pending or, to the knowledge of the Borrower, threatened against any Loan Party that involves a claim of infringement of, or a material claim contesting the ownership, validity or any right of any Loan Party in and to, any copyright or other proprietary right with respect to any item of Product listed on Schedule 3.18(a), and no Loan Party has any knowledge of any existing infringement by any other Person of any copyright or other proprietary rights held by any Loan Party with respect to any item of Product listed on Schedule 3.18(a).

(b)           Schedule 10(a) of the Perfection Certificate (i) lists all the trademarks registered and applied for by any Loan Party as of the Effective Date and identifies the Loan Party in whose name each such trademark is registered or applied for, (ii) specifies as to each, the jurisdictions in which such trademark has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and (iii) specifies as to each, as applicable, material licenses, sublicenses and other material agreements (other than any agreements which relate to the exploitation of an item of Product), to which any Loan Party is a party and pursuant to which any Person, other than a Loan Party, is authorized to use such trademark.

(c)           All applications and registrations for all copyrights, copyright licenses and other intellectual property licenses, trademarks, service marks, trade names and service names held by any Loan Party are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Loan Parties (other than standard renewals) to maintain their validity or effectiveness.

(d)           Each of the Borrower and its Restricted Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.19.        Fictitious Names. None of the Loan Parties has done business, is doing business or intends to do business other than under its full corporate or company name (as applicable), including, without limitation, under any tradename or other doing business name other than as listed on Schedule 3.19.

ARTICLE IV

Conditions

SECTION 4.01.        Initial Credit Events. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit on the Effective Date is subject to satisfaction of each of the following conditions on the Effective Date:

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)           The Administrative Agent (or its counsel) shall have received from each Loan Party a counterpart of the Security Agreement and, except in the case of the Borrower, the Guaranty signed on behalf of such Loan Party, together with:

(i)            (x) certificates representing all the outstanding Equity Interests of each Subsidiary owned by any Loan Party (to the extent represented by certificates) as of the Effective Date (except that certificates representing shares of Voting Stock of a Foreign Subsidiary may be limited to 65% of the outstanding shares of Voting Stock of such Foreign Subsidiary) and (y) promissory notes evidencing all intercompany Indebtedness owed to any Loan Party by the Borrower or any Subsidiary as of the Effective Date, in each case, to the extent pledged and required to be delivered by the Security Agreement, stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes;

(ii)           all documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement;

(iii)          certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements are Liens listed on Schedule 6.02 or have been released;

(iv)          all other certificates, agreements, including Control Agreements, access agreements or instruments necessary to perfect the Liens intended to be created under the Security Agreement in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in and to the extent required by the Security Agreement); and

(v)           a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby.

(c)           The Administrative Agent shall have received the executed legal opinions of (i) Holland & Hart LLP, counsel to the Borrower, and (ii) Squire Patton Boggs (US) LLP, special New York counsel for Borrower, in each case, in form reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(d)           The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming that the representations and conditions set forth in Section 4.02 are satisfied on the Effective Date.

(f)            The Administrative Agent shall have received evidence reasonably satisfactory to it that substantially concurrently with the making of the initial Loans hereunder (i) all Indebtedness under the Existing Credit Agreement will be repaid, all commitments thereunder will be terminated and all Liens securing such Indebtedness shall have been released and (ii) the Borrower (or the trustee for the holders of the Senior Notes, on the Borrower’s behalf) shall have given notice to redeem all of the Senior Notes to the holders thereof.

(g)           The Administrative Agent shall have received a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Effective Date after giving effect to the Transactions, from a Financial Officer of the Borrower.

(h)           The Lenders shall have received on or prior to the Effective Date all documentation and other information reasonably requested in writing by them no later than five (5) Business Days prior to the Effective Date in order to allow the Lenders to comply with the Patriot Act.

(i)            The Administrative Agent and the Arrangers shall have received, or will receive from the disbursement of the initial Loans, all fees and other amounts due and payable on or prior to the Effective Date that have been invoiced to the Borrower, including reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder that have been invoiced to Borrower no later than two (2) days before the date of the initial Loans, pursuant to invoices that are sufficiently detailed to describe the services provided and amounts owed in connection with such services.

(j)            The Administrative Agent shall have received a fully executed copy of the Hallmark Trademark License Agreement in the form provided to the Administrative Agent prior to the Effective Date.

SECTION 4.02.        Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans) (including, for the avoidance of doubt, the Borrowing of the Delayed Term Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (including the initial Loans made on the Effective Date) is subject to the satisfaction of the following conditions:

(a)                           The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material

Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) as of any such earlier date.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           The Borrower shall have provided any required notice of such Borrowing or issuance, amendment, renewal or extension pursuant to Section 2.03, 2.04 or 2.05, as applicable.

Each Borrowing (other than any conversion or continuation of any Borrowing) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.        Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to the Lenders:

(a)           as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2015, the audited consolidated balance sheet of the Borrower and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)           as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2015, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate substantially in form and substance reasonably acceptable to Administrative Agent and executed by a Financial Officer of the Borrower (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 as of the last day of the period covered by such financial statements and (z) in the case of the financial statements referred to in clause (a) only, setting forth a reasonably detailed calculation of the Excess Cash Flow for the ECF Period covered by such financial statements;

(d)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any failure to comply with Section 6.09 (which certificate may be limited to the extent required by accounting rules or guidelines or by such accounting firm’s professional standards and customs of the profession);

(e)           promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(g)           not later than ninety (90) days after the start of each fiscal year of the Borrower, (i) the annual business plan of the Borrower and its Subsidiaries for such fiscal year approved by the board of directors of the Borrower, (ii) forecasts prepared by management of the Borrower for each fiscal quarter in such fiscal year, (iii) a projected year-end consolidated balance sheet and income statement and statement of cash flows for the Borrower and (iv) a statement of the key assumptions (as determined in good faith by the Borrower) on which such forecasts are based;

(h)           simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(a) and 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(i)            concurrently with any delivery of each set of financial statements referred to in Sections 5.01(a) and 5.01(b) above, a supplement to the Perfection Certificate indicating any changes to the information required to be set forth therein or confirming that there has been no change in such information since the Effective Date or the date of the last delivery thereof.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

The Borrower acknowledges that (a) the Administrative Agent will make available information to the Lenders by posting such information on IntraLinks or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) (each, a “Public Lender”). The Borrower agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information relating to the Borrower or its Subsidiaries (or any of their securities).

SECTION 5.02.        Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:

(a)           the occurrence of any continuing Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower, or any Restricted Subsidiary, the claim of which is likely to be determined adversely to the Borrower or such Restricted Subsidiary and if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d)           any other event that has had a Material Adverse Effect;

(e)           any proposed material amendment to any material agreements that are part of the Collateral that would reasonably be anticipated to negatively impact the value of the Collateral in any material respect; and

(f)            any default, amendment or waiver of, or breach under, the Hallmark Trademark License Agreement.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.        Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.

SECTION 5.04.        Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Obligations (including Taxes imposed upon it or any of its properties or assets or in respect of any income, business or franchises) that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with

GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.        Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. All property and liability insurance relating to Collateral, including insurance requested in connection with any after-acquired Material Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.09(b), shall, as reasonably requested by the Administrative Agent, name the Administrative Agent as mortgagee (in the case of property insurance), if applicable, or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance is made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.06.        Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all during regular business hours and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, (x) such visits and inspections can occur no more frequently than twice per year and (y) the costs of such visits of any Lender shall be borne by such Lender.

SECTION 5.07.        Compliance with Laws; Compliance with Agreements. The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements (other than in respect of Indebtedness) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.        Use of Proceeds and Letters of Credit. The proceeds of the Loans made on the Effective Date will be used solely to repay borrowings under the Existing Credit Agreement and to pay fees, commissions and expenses in connection with the Transactions. The proceeds of the Delayed Term Loans will be used solely to fund the redemption (or earlier satisfaction and discharge) of the Senior Notes. The Loans and other credit extensions made following the Effective Date will be used for general corporate purposes (including acquisitions, other investments and working capital) of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.        Further Assurances; Additional Security and Guarantees.

(a)           The Borrower shall, and shall cause each applicable Guarantor to, at the Loan Parties’ expense, comply with the requirements of the Collateral Documents and promptly take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents or that the Administrative Agent deems reasonably necessary or desirable for the validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Collateral Document, or use its commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b)           Upon (i) the formation or acquisition of any Subsidiary by the Borrower or any Guarantor or upon any Restricted Subsidiary becoming a Specified Subsidiary (and, in the case of clause (C) below, upon the acquisition of any Material Real Property by any Loan Party) or (ii) the designation in accordance with Section 6.15 of any existing Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall, and shall cause each applicable Guarantor to, at the Borrower’s expense within thirty (30) days after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent:

(A)          deliver all certificated Equity Interests of such Subsidiary held by any Loan Party that are required to be delivered pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing from such Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(B)          cause each such Specified Subsidiary to execute a supplement to the Guaranty and the Security Agreement and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent;

(C)          if any Loan Party has acquired any Material Real Property, cause the applicable Loan Party to deliver to the Administrative Agent to the extent reasonably requested by the Administrative Agent (i) counterparts of a Mortgage with respect to such Material Real Property, duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, together with such endorsements as the Administrative Agent may reasonably request and in an amount reasonably satisfactory to the Administrative Agent and (iii) such existing surveys, if any, UCC-1 fixture filings, existing appraisals, if any, legal opinions, “life-of-loan” flood hazard determinations, evidence of insurance, affidavits and other documents as the Administrative Agent may reasonably request with respect to any such Material Real Property; and

(D)          if requested by the Administrative Agent, deliver a customary opinion of counsel to the Loan Parties with respect to the guarantee and/or security provided by the applicable Loan Party.

SECTION 5.10.        Quarterly Conference Calls. At a time mutually agreed with the Administrative Agent that is promptly after the delivery of financial statements required by Sections 5.01(a) and (b)

for each fiscal quarter or fiscal year, as applicable, of the Borrower (commencing with the fiscal quarter ending June 30, 2015), the Borrower will cause appropriate financial officers of the Borrower to participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered; provided the Borrower may satisfy this requirement through the quarterly earnings conference call.

SECTION 5.11.        Post Closing Covenants. The Loan Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 5.11, in each case within the time limits specified on such schedule subject to extension by the Administrative Agent in its sole discretion.

ARTICLE VI

Negative Covenants

From the Effective Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.        Indebtedness. The Borrower will not create, incur, assume or permit to exist, and will not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist, any Indebtedness, except:

(a)           Indebtedness created under the Loan Documents;

(b)           Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b) ; provided that (i) the Senior Notes shall be redeemed on or prior to the date that is 45 days after the Effective Date and no Permitted Refinancing Indebtedness of the Senior Notes shall be permitted and (ii) the letter of credit issued under the Existing Credit Agreement referred to therein shall be terminated on or prior to the date that is 45 days after the Effective Date and no Permitted Refinancing Indebtedness of such letter of credit shall be permitted;

(c)           Indebtedness permitted by clauses (c) and (f) of Section 6.05;

(d)           [Reserved];

(e)           Indebtedness incurred to finance the acquisition, lease, construction, repair, replacement, maintenance, installation or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f)            Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business;

(g)           [Reserved];

(h)           Indebtedness of Restricted Subsidiaries which are not Guarantors, provided that Indebtedness shall be permitted to be incurred pursuant to this clause (h) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) at such time (including such Indebtedness) would not exceed the greater of (x) $5,000,000 and (y) 0.75% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(i)            Indebtedness under Swap Agreements other than those entered into for speculative purposes;

(j)            Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business;

(k)           Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Section 7.01;

(l)            Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.11;

(m)          Indebtedness in the form of (x) guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $5,000,000 at any one time outstanding, and (y) reimbursements owed to officers, directors, consultants and employees;

(n)           Permitted Junior Lien Debt, so long as (x) the Applicable Transaction Conditions are satisfied at the time of incurrence thereof, (y) the Borrower shall have given notice to the Administrative Agent at least five (5) Business Days (or such shorter period agreed to by the Administrative Agent) prior to the proposed date of incurrence thereof and (z) unless otherwise agreed to by the Administrative Agent, prior to the incurrence of any such Indebtedness, the Borrower shall have recorded with the United States Copyright Office, in accordance with the Security Agreement, all Filmed Entertainment Licenses at such time and the Administrative Agent’s security interest therein;

(o)           Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business;

(p)           Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q)           Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(r)            Permitted Debt Securities, so long as (x) the Applicable Transaction Conditions are satisfied at the time of incurrence thereof, (y) the Borrower shall have given notice to the Administrative Agent at least five (5) Business Days (or such shorter period agreed to by the Administrative Agent) prior to the proposed date of incurrence thereof and (z) unless otherwise agreed to by the Administrative Agent, prior to the incurrence of any such Indebtedness, the Borrower shall have recorded with the United States Copyright Office, in accordance with the Security Agreement, all Filmed Entertainment Licenses at such time and the Administrative Agent’s security interest therein;

(s)            other Indebtedness of the Loan Parties; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (s) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (s) at such time (including such Indebtedness) would not exceed $30,000,000; and

(t)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s) above.

SECTION 6.02.        Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except (collectively, the “Permitted Liens”):

(a)           Permitted Encumbrances;

(b)           Liens pursuant to any Loan Document;

(c)           any Lien existing on the Effective Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Restricted Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(d)           any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the Effective Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Borrower or any other Restricted Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and Permitted Refinancing Indebtedness in respect thereof;

(e)           Liens on fixed or capital assets acquired, leased, constructed, repaired, maintained, replaced, installed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01) are incurred prior to or within two hundred seventy (270) days after such acquisition or lease or the completion of such construction, repair, maintenance or replacement, installation or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, leasing, constructing, repairing, maintaining, replacing, installing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Borrower or any Restricted Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f)            rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g)           Liens on specific items of inventory or other goods and proceeds of the Borrower or its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(h)           (i) Liens on assets of a Restricted Subsidiary which is not a Loan Party securing Indebtedness of such Restricted Subsidiary pursuant to Section 6.01(h) and (ii) Liens securing Indebtedness permitted under Section 6.01(p)(x) and applying only to the proceeds of the insurance policy;

(i)            Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11;

(j)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary or (ii) secure any Indebtedness;

(k)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(m)          Liens on property or Equity Interests of any Foreign Subsidiary that is not a Loan Party (to the extent such Equity Interests do not constitute Collateral), which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 6.01;

(n)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;

(o)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(p)           rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(q)           ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Restricted Subsidiary;

(r)            Liens on equipment owned by the Borrower or any Restricted Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(s)            any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Person that is not a Restricted Subsidiary;

(t)            Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (t) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (t) would not exceed $20,000,000;

(u)           Liens on any Property of (i) any Loan Party in favor of any other Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any other Restricted Subsidiary;

(v)           Liens arising from UCC financing statement filings regarding leases and consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(w)          deposits made by the Borrower or any Restricted Subsidiary or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(x)           security given by the Borrower or any Restricted Subsidiary to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(y)           Liens in favor of various entertainment industry guilds on motion picture rights required pursuant to collective bargaining agreements with such guilds securing residuals and other contingent payment rights in respect of such motion picture rights; and

(z)           Liens securing Permitted Junior Lien Debt;

provided that, notwithstanding anything in this Section 6.02 to the contrary, no Liens (other than Liens permitted under clause (z) of this Section 6.02) shall be permitted on any copyright licenses held by any Loan Party other than customary restrictions on the transfer of any such licenses that do not restrict a pledge of any such license to secure the Obligations and refinancings thereof (or foreclosure thereon).

SECTION 6.03.        Fundamental Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a)           any Restricted Subsidiary (other than the Borrower) may be merged or consolidated with or into any Person and any Restricted Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11;

(b)           any (i) Loan Party may merge or consolidate with any other Person in a transaction in which a Loan Party is the surviving Person in such merger or consolidation; provided that (i) any Investment in connection with this clause (b) is otherwise permitted by Section 6.05 and (ii) if the Borrower is party to such merger or consolidation, it shall be the surviving Person or it shall comply with clause (c) below; and

(c)           the Borrower may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided, further, that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Borrower is merged shall expressly assume all obligations of the Borrower under the Loan Documents, (y) the Person formed by such consolidation or into which the Borrower is merged shall be a corporation organized under the laws of a State in the United States and shall take all actions as may be required to preserve the enforceability of the Loan Documents and validity and perfection of the Liens of the Collateral Documents and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement, confirming the validity and perfection of security interests in assets of the Borrower and such other matters reasonably requested by the Administrative Agent.

SECTION 6.04.    Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except

(a)           the Borrower or any Restricted Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in shares of its Equity Interests (other than Disqualified Equity Interests) or options to purchase Equity Interests (other than Disqualified Equity Interests), but, in the case of a Restricted Subsidiary, such dividends and distributions shall be made on a pro rata basis to all equityholders;

(b)           Restricted Subsidiaries may declare and make Restricted Payments (i) ratably with respect to their Equity Interests or (ii) to the Borrower or any other Restricted Subsidiary;

(c)           the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other equity benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Restricted Subsidiaries (i) in existence on the Effective Date and listed on Schedule 6.04 and (ii) other such plans adopted following the Effective Date in an aggregate amount pursuant to this subclause (ii) not to exceed $3,000,000 in any fiscal year (with unused amounts of such base amount available for use in the next succeeding fiscal year subject to a maximum of $6,000,000 in any calendar year);

(d)           [reserved];

(e)           fees and expenses (including franchise or similar taxes) required to maintain the corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of HCC, if applicable, and general corporate overhead expenses of HCC, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Borrower, if applicable, and its Restricted Subsidiaries; provided that for so long as HCC owns no assets other than Equity Interests in the Borrower, such fees and expenses shall be deemed for purposes of this clause (e) to be so attributable to such ownership or operation;

(f)            repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)           the Borrower and its Restricted Subsidiaries may make other Restricted Payments; provided that at the time of such Restricted Payment and after giving effect thereto (i) the Applicable Transaction Conditions are satisfied and (ii) on a Pro Forma Basis, (x) the Consolidated Secured Leverage Ratio would be equal to or less than 2.00 to 1.00, or (y) the Consolidated Secured Leverage Ratio would be equal to or less than 2.50 to 1.00 but greater than 2.00 to 1.00; provided that the aggregate amount of Restricted Payments made pursuant to this clause (y) shall not exceed the Available Amount or (z) the Consolidated Secured Leverage Ratio would be equal to or less than 2.75 to 1.00 but greater than 2.50 to 1.00; provided that the aggregate amount of Restricted Payments made pursuant to this clause (z) shall not exceed $10,000,000;

(h)           for so long as the Borrower is a member of a consolidated, combined or similar income Tax group of which a direct or indirect parent company of the Borrower is the common parent, the Borrower may make Restricted Payments in amounts required for such parent company to pay foreign, U.S. federal, state, and/or local consolidated, combined or similar income Taxes, in accordance with the Federal Income Tax Sharing Agreement dated March 11, 2003, and the State Tax Sharing Agreement dated May 9, 2000, each as in effect on the Effective Date or as thereafter amended in a manner not adverse to the Lenders in any material respect; and

(i)            the Borrower may pay annual dividends not in excess of 6% of Net Cash Proceeds of any offering of Qualified Equity Interests following the Effective Date.

SECTION 6.05.      Investments. The Borrower will not, and will not allow any of its Restricted Subsidiaries to make or hold any Investments, except:

(a)           Investments by the Borrower or a Restricted Subsidiary in cash and Cash Equivalents;

(b)           loans or advances to officers, directors, consultants and employees of the Borrower and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;

(c)           Investments by (i) any Loan Party in any other Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, and (iii) any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that an Investment shall be permitted to be made pursuant to this subclause (iii) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this subclause (iii) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed, when combined with the amount of consideration paid by Loan Parties in connection with Permitted Acquisitions for assets that are not acquired by Loan Parties or Restricted Subsidiaries that do not become Loan Parties, $10,000,000.

(d)           (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e)           Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under clauses (k) or (m) of Section 6.11;

(f)            Investments existing on the Effective Date in Restricted Subsidiaries or as set forth on Schedule 6.05 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(g)           Investments in Swap Agreements permitted under Section 6.01(i);

(h)           Permitted Acquisitions;

(i)            Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(j)            Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(k)           any other Investment; provided that at the time of such Investment and after giving effect thereto (i) the Applicable Transaction Conditions are satisfied and (ii) on a Pro Forma Basis, (x) the Consolidated Secured Leverage Ratio would be equal to or less than 2.00 to 1.00, or (y) the Consolidated Secured Leverage Ratio would be equal to or less than 2.50 to 1.00 but greater than 2.00 to 1.00; provided that the aggregate amount of Investments made pursuant to this clause (y) and outstanding at such time (valued at cost and net of any return representing a return of capital in respect of any such Investment) shall not exceed the Available Amount or (z) the Consolidated Secured Leverage Ratio would be equal to or less than 2.75 to 1.00 but greater than 2.50 to 1.00; provided that the aggregate amount of Investments pursuant to this clause (z) and outstanding at such time (valued at cost and net of any return representing a return of capital in respect of any such Investment) shall not exceed $10,000,000;

(l)            advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(m)          Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;

(n)           transactions permitted by Section 6.07(c) or (e), to the extent constituting Investments;

(o)           Investments held by a Restricted Subsidiary acquired after the Effective Date or of a Person merged or consolidated with the Borrower or a Restricted Subsidiary in accordance with Section 6.03 after the Effective Date, in each case to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(p)       lease, utility and other similar deposits in the ordinary course of business.

SECTION 6.06.       Prepayments, Etc., of Indebtedness.

(a)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Specified Indebtedness, except (i) refinancing of Specified Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) the conversion of any Specified Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Borrower, and (iii) other prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness; provided that at the time of any payment and after giving effect thereto (a) the Applicable Transaction Conditions are satisfied and (b) on a Pro Forma Basis, (x) the Consolidated Secured Leverage Ratio would be equal to or less than 2.00 to 1.00, (y) the Consolidated Secured Leverage Ratio would be equal to or less than 2.50 to 1.00 but greater than 2.00 to 1.00; provided that the aggregate amount of such payments made pursuant to this clause (y) shall not exceed the Available Amount, or (z) the Consolidated Secured Leverage Ratio would be equal to or less than 2.75 to 1.00 but greater than 2.50 to 1.00; provided that the aggregate amount of such payments made pursuant to this clause (z) shall not exceed $10,000,000.

(b)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Specified Indebtedness.

SECTION 6.07.       Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to make any payment to, sell, assign, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate payments or consideration in excess of $2,000,000, except (a) at prices and on terms and conditions that are not materially less favorable to the Borrower or such Restricted Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained in a comparable transaction by the Borrower or such Restricted Subsidiary at the time of such transaction on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries and any entity that becomes a Restricted Subsidiary as a result of such transaction not involving any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of customary indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Borrower or such Restricted Subsidiary, (d) Restricted Payments and other payments permitted under Section 6.04 or 6.05(b) or (c), (e) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Restricted Subsidiaries, (f) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment or extension or renewal thereof thereto to the extent such an amendment, extension or renewal is not materially more disadvantageous to the Lenders (as determined in good faith by the Borrower) when taken as a whole as compared to the applicable agreement as in effect on the Effective Date, (g) the issuance of Qualified Equity Interests and the granting of registration or other customary rights in connection therewith, (h) the existence of, and the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date and which is set forth on

Schedule 6.07, and similar agreements that it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.07(h) to the extent it is not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Effective Date, (i) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Borrower, its Restricted Subsidiaries and joint ventures that are Affiliates of the Borrower solely as a result of the Borrower’s or a Restricted Subsidiary’s Investments therein in the ordinary course of business and (j) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement.

SECTION 6.08.       Changes in Fiscal Year. The Borrower will cause its fiscal year to end on December 31 of each calendar year.

SECTION 6.09.       Financial Covenants.

(a)           Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter, commencing with the quarter ending June 30, 2015, to be greater than 4.50 to 1.00.

(b)           Consolidated Secured Leverage Ratio. The Borrower will not permit the Consolidated Secured Leverage Ratio as of the last day of any fiscal quarter, commencing with the quarter ending June 30, 2015, to be greater than 3.00 to 1.00.

SECTION 6.10.      Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that (A) prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests, or (B) prohibits, restricts or imposes any condition upon the pledge of any assets of any Loan Party to secure the Obligations or any refinancing thereof; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by this Agreement, (ii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition pending the consummation of such Disposition, (iii) restrictions in effect on the Effective Date and listed on Schedule 6.10, (iv) agreements or arrangements binding on a Restricted Subsidiary at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower (and not entered into in contemplation thereof) or any permitted extension, refinancing or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not materially more restrictive (in the good faith determination of the Borrower) than such agreement or arrangement, (v) prohibitions, restrictions and conditions set forth in Indebtedness of a Restricted Subsidiary that is not a Loan Party which is permitted by this Agreement (which prohibition, restriction or condition applies only to such Restricted Subsidiary or its assets), (vi) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (vii) prohibitions, restrictions or conditions of the type described in clause (A) imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Restricted Subsidiaries incurring or Guaranteeing such Indebtedness, (viii) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (ix) customary provisions in leases restricting the assignment or subletting thereof, (x) customary provisions restricting assignment or transfer of any contract (but not prohibiting a pledge thereof) entered into in the ordinary course of business or otherwise permitted hereunder, (xi) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (xii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto.

SECTION 6.11.    Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Disposition, except:

(a)           Dispositions of obsolete or worn out Property and Dispositions of Property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries, in each case, in the ordinary course of business;

(b)           Dispositions of inventory and immaterial assets in the ordinary course of business;

(c)           Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d)           Dispositions of Property (i) to a Restricted Subsidiary; provided that if the transferor of such Property is a Loan Party, the transferee thereof must be a Loan Party and (ii) to the extent such transaction constitutes an Investment permitted under Section 6.05;

(e)           Dispositions permitted by Sections 6.03 and 6.04 and Liens permitted by Section 6.02;

(f)            Dispositions of cash and Cash Equivalents;

(g)           Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);

(h)           leases, subleases, licenses or sublicenses (including the grant of distribution rights and exhibition rights), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries and which do not effectively constitute a complete transfer of the lease or license; provided that licenses and sublicenses by the Borrower and the Restricted Subsidiaries shall also be consistent with past practices prior to the Closing Date;

(i)            the sublicensing of unused rights in film assets in the ordinary course of business and consistent with past practices prior to the Closing Date not to exceed $10,000,000 for all such transactions in any calendar year;

(j)            transfers of Property to the extent subject to Casualty Events;

(k)           any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (k) (including such Disposition) would not exceed $40,000,000 in the aggregate and (iii) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $5,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than Specified Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;

(l)            Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(m)          any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (m) would not exceed $75,000,000 in the aggregate, (iii) with respect to any Disposition pursuant to this clause (m) for a purchase price in excess of $5,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than Specified Indebtedness and liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (iv) the Borrower shall prepay Term Loans in an amount up to the Net Cash Proceeds received from such Disposition in the manner and to the extent required by Section 2.10(b);

provided that any Disposition of any Property to the extent classified pursuant to one or more of Sections 6.11(k) and (m) shall be for no less than the fair market value of such Property at the time of such Disposition determined in good faith by the Borrower.

SECTION 6.12.       Lines of Business. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

SECTION 6.13.       Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they will sell or transfer any Property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property sold or transferred (“Sale and Leaseback Transaction”) unless (i) the sale of such Property is permitted by Section 6.11 and (ii) any Lien arising in connection with the use of such Property by any Loan Party or a Restricted Subsidiary is permitted by Section 6.02.

SECTION 6.14.       Amendments of Certain Documents. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend or otherwise modify (a) any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders, as determined in good faith by the Borrower, or (b) any term or condition of any Specified Indebtedness or the Hallmark Trademark

License Agreement in any manner materially adverse to the interests of the Administrative Agent or the Lenders, as determined in good faith by the Borrower.

SECTION 6.15.       Designation of Subsidiaries. The board of directors of the Borrower may at any time after the Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary (including any newly acquired or newly formed Restricted Subsidiary at or prior to the time it is so acquired or formed) or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.09, (c) notwithstanding anything else in this Section 6.15 to the contrary, any Unrestricted Subsidiary that has been redesignated a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary and (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Specified Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of the Borrower’s or such relevant Restricted Subsidiary’s (as applicable) investment therein, as determined in good faith by such Borrower or such relevant Restricted Subsidiary, and the Investment resulting from such designation must otherwise be in compliance with Section 6.05. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the Effective Date, there are no Unrestricted Subsidiaries of the Borrower. No Subsidiary shall be designated an Unrestricted Subsidiary if after giving effect to such designation, the Unrestricted Subsidiaries taken as a whole would constitute a Material Subsidiary (with references to Restricted Subsidiary in the definition of Material Subsidiary being to Subsidiary).

SECTION 6.16.       Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

Events of Default

SECTION 7.01.       Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay (i) any interest on any Loan or any fee payable under or as required by any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (ii) any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section 7.01) payable under or as required by any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days;

(c)           any representation or warranty made by the Borrower or by or on behalf of any Restricted Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other document delivered by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03(i) (with respect to the Borrower only) or 5.08 or Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f)            the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;

(g)           the Borrower or any Restricted Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, or (ii) an order or decree approving or ordering any of the foregoing shall be entered and, in any such case, such proceeding, petition, order or decree shall continue undismissed or unstayed for sixty (60) days;

(i)            the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k)           one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess $10,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of forty-five (45) consecutive days during which execution shall not be bonded or effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)          a Change in Control shall occur; or

(n)           any material provision of any Loan Document or any security interest purported to be created by any Collateral Document (with respect to a material portion of the security interest purported to be covered by the Collateral Documents), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations and the termination of all Commitments and Letters of Credit) ceases to be in full force and effect, or any Collateral Document shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Collateral Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder, other than priorities granted in respect of Permitted Liens (except as otherwise expressly provided in such Collateral Document)) with respect to a material portion of the Collateral purported to be covered by the Collateral Documents; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments and Letters of Credit), or purports in writing to revoke or rescind any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02.       Application of Proceeds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be cash collateralized as set forth in Section 2.05(k)) and irrespective of any other provision of any Loan Document to the contrary, any amounts (including cash, equity securities, debt securities or any other Property; provided that if any such amounts are not in the form of cash, then the amount of such securities or other Property applied to each of clauses First through Last below shall be an amount with a fair market value equal to the stated amount required to be applied pursuant to each such clause) received on account of the Obligations (whether received as a consequence of the exercise of such remedies or as a distribution out of any proceeding in respect of or commenced under any Insolvency or Liquidation Proceeding) shall be turned over to the Administrative Agent (to the extent not received directly by the Administrative Agent) and applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorney costs payable under Section 9.03 and amounts payable under Article II) payable to the Administrative Agent in its capacity as such (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any Insolvency or Liquidation Proceeding) until paid in full in cash;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest (including attorney costs payable under Section 9.03 and amounts payable under Article II)) payable to the Lenders, Swingline Lender and the Issuing Bank(s) (in their capacities as such), ratably among them in proportion to the amounts described in this clause Second payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any Insolvency or Liquidation Proceeding) until paid in full in cash;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LC Disbursements, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any Insolvency or Liquidation Proceeding) until paid in full in cash;

Fourth, (x) to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and LC Disbursements, (ii) amounts owing in respect of Cash Management Obligations, ratably among the Lenders and Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any Insolvency or Liquidation Proceeding) until such amounts are paid in full in cash and (y) to the Administrative Agent for the account of the Issuing Bank, to cash collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit and (iii) unpaid principal of the Swap Termination Value under Swap Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them until paid in full in cash;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any Insolvency or Liquidation Proceeding) until paid in full in cash; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.05(k), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not a Qualified Eligible Contract Participant Guarantor shall not be applied to the Obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from Qualified Eligible Contract Participant Guarantors to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause Fourth above) and (b) Obligations arising under Secured Hedge Agreements and Cash Management Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VIII

The Administrative Agent

(a)           Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)           The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)           To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (c). The agreements in this clause (c) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. The term “Lender” shall, for purposes of this clause (c), include any Swingline Lender and any Issuing Bank.

(d)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(e)           The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts in the absence of gross negligence or willful misconduct.

(f)            The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and

any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(g)           The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default shall have occurred and be continuing) with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with capital and surplus of at least $50,000,000. Whether or not a successor has been appointed, the resignation of the Administrative Agent shall become effective on the 30th day after the retiring Administrative Agent gives notice of its resignation. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(h)           Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

(i)            The Lenders irrevocably agree:

(i)            that any Lien on any Property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (B) at the time the Property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder to any Person (other than any transfer by a Loan Party to another Loan Party), (C) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02), or (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (iii) below;

(ii)           to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e); and

(iii)          that any Guarantor shall be automatically released from its obligations under the applicable Guaranty if such Person ceases to be a Specified Subsidiary as a result of a transaction permitted under this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the applicable Guaranty and Collateral Documents pursuant to this paragraph (i). If any Lender does not respond to any request by the Administrative Agent for such confirmation within ten (10) Business Days after such request has been made, such Lender will be deemed to have confirmed the Administrative Agent’s authority described above. In each case as specified in this paragraph (i), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under its Guaranty and the Security Agreement, in each case in accordance with the terms of the Loan Documents and this paragraph (i); provided that at the request of the Administrative Agent, the Borrower shall execute and deliver an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying such compliance.

(j)            None of the Persons identified in this Agreement as an “arranger”, “bookrunner”, “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if applicable, those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Persons in their capacity as an Arranger, Documentation Agent or Syndication Agents as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX

Miscellaneous

SECTION 9.01.      Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone or other electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or transmission by electronic communication, as follows:

(i)            if to the Borrower, to Crown Media Holdings, Inc., Legal and Business Affairs, at 12700 Ventura Boulevard, Suite 200, Studio City, CA 91604, Attention of Charles Stanford (Facsimile No: 818-755-2452; email: charlesstanford@crownmedia.com) and (in the case of a notice of a Default) to Holland & Hart LLP, at 6380 South Fiddlers Green Circle, Suite 500, Greenwood Village, CO 80111, Suite 500, Attention of Amy L. Bowler (Facsimile No. 303 290-1606; email: abowler@hollandhart.com);

(ii)           if to the Administrative Agent, to Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd. MACD1109-019, Charlotte, North Carolina 28262, Attention of Syndication Agency Services (Telecopy No. (704) 427-5480; email: agencyservices.request@wellsfargo.com);

(iii)          if to the Issuing Bank, to it at Wells Fargo Bank, National Association, 1445 Ross Avenue, Suite 2320, Dallas, Texas 75202, Attention of Marguerite Burtzlaff (Telecopy No. (214) 661-1256; email: marguerite.c.burtzlaff@wellsfargo.com) or if an additional Issuing Bank is appointed, to it at the address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties;

(iv)          if to the Swingline Lender, to it at Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd. MACD1109-019, Charlotte, North Carolina 28262, Attention of Syndication Agency Services (Telecopy No. (704) 427-5480; email: agencyservices.request@wellsfargo.com); and

(v)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address, electronic mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date transmitted by facsimile (except any notice so transmitted after 5:00 p.m. shall be deemed delivered on the next Business Day of the recipient) or (ii) on the date received or rejected as shown on the return receipt in the case of notices delivered by mail or shown on the tracking report for notices delivered by overnight delivery.

SECTION 9.02.        Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, but that any waiver of any condition set forth in Section 4.02 following the Effective Date (other than for the borrowing of Delayed Term Loans) shall require the consent of the Required Revolving Lenders and for a borrowing of Delayed Term Loans shall require the consent of Lenders holding a majority of the Delayed Term Loan Commitments;

(ii)           reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein;

(iii)          postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iv)          change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or Section 7.02, without the written consent of each adversely affected Lender;

(v)           change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(vi)          release all or substantially all (as measured by value rather than by number) of the Guarantors from their obligations under the Security Agreement, without the written consent of each Lender;

(vii)         release all or substantially all of the Collateral from the Lien of the Collateral Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be; or

(viii)        amend any provision of Section 7.02 without the consent of each Lender adversely affected thereby.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (a) the Commitment of such Lender may not be increased or extended, or amounts due to it reduced (other than by way of payment) or the payment date of any outstanding amounts owing to it extended, without the consent of such Lender, (b) a Defaulting Lender may approve or disapprove of any change to Section 2.17(b) or (c) that would alter the pro rata sharing of payments required thereby, and (c) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of the Defaulting Lender.

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement (including in replacement of any existing credit facility or portion thereof) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or Required Revolving Lenders; provided that the final maturity date of such credit facilities shall be no later than the then scheduled expiration of the Hallmark Trademark License Agreement.

In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans), (d) the final maturity date of such Replacement Term Loans shall be no later than the then scheduled expiration of the Hallmark Trademark License Agreement and (e) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything in this Section 9.02 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary (i) to integrate any Incremental Term Loans or any Increased Commitments or (ii) to cure any error or defect and (b) without the consent of any Lender or the Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

SECTION 9.03.        Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and another single counsel for all other Lenders (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. For the avoidance of doubt, this Section 9.03(a) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(b)           The Borrower shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related reasonable and documented out-of-pocket expenses, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Agents (and their related Persons) and another single counsel for all other Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of conflicts of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby and the syndication of the Revolving Commitments and Term Loans by the Arrangers, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such claim is brought by the Borrower, any of its Affiliates or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, Affiliates or controlling Persons or (y) except in the case of any Agent or Issuing Bank (in its capacity as such), arise from disputes solely among Indemnitees and do not involve any conduct by the Borrower or any of its Affiliates or (z) results from a claim brought by any Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Documents if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this

Section, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, no party to this Agreement shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this Section 9.03(d) shall not affect the obligation of the Borrower to indemnify any Indemnitee hereunder or any other obligations of any party expressly set forth in the Loan Documents.

(e)           All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04.        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted hereunder, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Arrangers, the Syndication Agents and the Documentation Agent and the Related Parties of each of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower, its Affiliates and natural persons) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower; provided that that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required for (I) an assignment of a Term Loan prior to the completion of the primary syndication of the Term Loans (as determined by the Administrative Agent), (II) an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (III) an assignment of a Revolving Commitment to a Revolving Lender or (IV) if a Specified Event of Default has occurred and is continuing, any other assignment;

(B)          the Administrative Agent; and

(C)          the Issuing Banks and Swingline Lender; provided that no consent of any Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of a Term Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and (with respect to its own interest only) any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e) or (f), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities other than the Borrower or any of its Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.17 and 2.18 as though it were a Lender.

(ii)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii)          A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(iv)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)           Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 9.05.        Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.        Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.        Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, except that nothing in this Section 9.09 shall limit the ability of the Administrative Agent to enforce the provisions of any Loan Document against any Loan Party in any other jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process mailed by registered certified mail to the address provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.        Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, partners, members, employees, managers, administrators, trustees and agents, including accountants, legal counsel and other advisors solely for the purpose of, or otherwise directly in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested or required by any Governmental Authority or by the National Association of Insurance Commissioners or any representative thereof, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, however, that, to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (provided, however, to the extent practicable and permitted by law, the Borrower is notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (f) subject to an agreement for the benefit of the Borrower containing provisions at least as restrictive as those of this Section, to (i) any assignee or any prospective assignee of any of its rights or obligations under this Agreement (and to any Participant or prospective Participant in any of its rights or obligations under this Agreement) or (ii) any direct or indirect actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower, (h) to any ratings agency or the CUSIP Bureau or any similar organization or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or, to the knowledge of such disclosing person, as a result of a breach of a confidentiality agreement with any other Person or (y) that is or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower not in violation of any obligation of confidentiality. For the purposes of this Section,

“Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is publicly available (other than as a result of a breach of this Section) to the Administrative Agent, any Issuing Bank or any Lender prior to disclosure by the Borrower.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY 3INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED CUSTOMARY PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION INTENDED TO COMPLY WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH CUSTOMARY PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. NOTHING IN THE FOREGOING SHALL (I) PREVENT ANY LENDER FROM DISCLOSING INFORMATION TO THE EXTENT PERMITTED BY THE IMMEDIATELY PRECEDING PARAGRAPH OR (II) DIMINISH THE OBLIGATION OF THE BORROWER TO IDENTIFY INFORMATION THAT MAY BE PROVIDED TO PUBLIC LENDERS IN ACCORDANCE WITH THE FINAL PARAGRAPH OF SECTION 5.01.

SECTION 9.13.        Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.14.        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.        No Fiduciary Duty. In connection with all aspects of each transaction contemplated by this Agreement, the Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction, between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Agents and the Lenders will act solely as principals and not as agents or fiduciaries of the Loan Parties or any of their stockholders, affiliates, creditors, employees or any other party, (iii) neither the Agents nor any Lender will assume an advisory or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Agent or any Lender has advised or is currently advising any Loan Party on other matters) and neither any Agent nor any Lender will have any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) the Agents and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their affiliates, and (v) neither the Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Loan Parties have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Agreement and the other Loan Documents reflect an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand. the Borrower agrees that the Loan Parties shall not assert any claims that any Loan Party may have against any Agent or any Lender based on any breach or alleged breach of fiduciary duty.

SECTION 9.16.        Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in Dollars (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

[Signature Pages Follow]

The parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CROWN MEDIA HOLDINGS, INC., as the Borrower

By:	/s/ Andrew Rooke
	Name:	Andrew Rooke
	Title:	Executive Vice President and
Chief Financial Officer

[Crown Media – Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By:	/s/ Reginald M. Goldsmith III
	Name:	Reginald M. Goldsmith III
	Title:	Managing Director

[Crown Media – Credit Agreement]

Royal Bank of Canada,
as a Lender

By:	/s/ Edward Valderrama
Name: Edward Valderrama
Title: Authorized Signatory

[Crown Media – Credit Agreement]

U.S. Bank National Association,
Individually as a Lender and as a Joint Lead Arranger

By:	/s/ Tim Landro
	Name:	Tim Landro
	Title:	Vice President

[Crown Media – Credit Agreement]

FIFTH THIRD BANK,
as a Lender

By:	/s/ Eric Oberfield
Name: Eric Oberfield
Title: Vice President

[Crown Media – Credit Agreement]

Bank of America, N.A.
as a Lender

By:	/s/ Matthew Koenig
	Name:	Matthew Koenig
	Title:	Senior Vice President

[Crown Media – Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Gerardo B. Loera
	Name:	Gerardo B. Loera
	Title:	Executive Director

[Crown Media – Credit Agreement]

Bank of the West,
as a Lender

By:	/s/ Brad Conley
	Name:	Brad Conley
	Title:	Vice President

If a second signature is necessary:

By:
Name:
Title:

[Crown Media – Credit Agreement]

Branch Banking and Trust Company,
as a Lender

By:	/s/ Elizabeth Willis
Name: Elizabeth Willis
Title: Vice President

[Crown Media – Credit Agreement]

COMMERCE BANK,
as a Lender

By:	/s/ Jeffrey M. Turner
	Name:	Jeffrey M. Turner
	Title:	Vice President

[Crown Media – Credit Agreement]

FIRST HAWAIIAN BANK,
as a Lender

By:	/s/ Dawn Hofmann
Name: Dawn Hofmann
Title: Senior Vice President

[Crown Media – Credit Agreement]

Manufacturers Bank,
as a Lender

By:	/s/ Sean Walker
	Name:	Sean Walker
	Title:	Senior Vice President

If a second signature is necessary:

By:
Name:
Title:

[Crown Media – Credit Agreement]